Exhibit 12

Appendix 3Y
Daily share buy-back notice

Rule 3.8A

Appendix 3E

Daily share buy-back notice
(except minimum holding buy-back and
selective buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99. Origin: rule 3.6, Appendix 7C. Amended 30/9/2001.

Name of entity	ABN

Rinker Group Limited	53 003 433 118

We (the entity) give ASX the following information

Information about buy-back

1	Type of buy-back	On-market

2	Date Appendix 3C was given	17-Jul-06
to ASX

Total of all shares bought back, or in relation to which acceptances have been received, before, and on, previous day

		Before previous day	Previous day

3	Number of shares bought
	back or if buy-back is an	12,246,743	650,000
	equal access scheme, in
	relation to which acceptances
	have been received

4	Total consideration paid or
	payable for the shares	$165,214,425	$9,469,392

+ See chapter 19 for defined terms.

11/3/2002

		Before previous day		Previous day

5	If buy-back is an on-market
	buy-back	highest price paid:	$14.65	highest price paid:	$14.70

		date:	12-Oct-06

		lowest price paid:	$12.45	lowest price paid:	$14.43

		date:	20-Sep-06

				highest price allowed
				under rule 7.33:	$15.3279

Participation by directors

6	Deleted 30/9/2001.

How many shares may still be bought back?

7	If the company has disclosed
	an intention to buy back a	32,103,257
	maximum number of shares -
	the remainingnumber of
	shares to be bought back

Compliance statement

1	The company is in compliance with all Corporations Law requirements relevant to this buy-back.

2	There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:		Date:	19/10/06
(~~Director~~/Company secretary)

Print name:	Peter Abraham

+ See chapter 19 for defined terms.